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                                                                    EXHIBIT 99.2


TUESDAY SEPTEMBER 18, 9:56 AM EASTERN TIME

PRESS RELEASE

SOURCE: Reinsurance Group of America

REINSURANCE GROUP OF AMERICA ANNOUNCES APPROVAL OF STOCK REPURCHASE PROGRAM

ST. LOUIS--(BUSINESS WIRE)--Sept. 18, 2001--The Board of Directors of Reinsurance Group of America, Incorporated (NYSE:RGA - news), approved a repurchase program authorizing the company to purchase up to $25 million of its shares of stock, as conditions warrant. The Board's action allows management, in its discretion, to purchase shares on the open market. No time frame or prices have been specified for the repurchase program, which is effective immediately.

Repurchases may be made in the open market, through block trades or otherwise. Depending on market conditions and other factors, the repurchases may be commenced or suspended at any time and from time to time without prior notice.

Reinsurance Group of America, Incorporated, through its subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies, branch offices or representative offices in Argentina, Australia, Barbados, Hong Kong, Japan, Mexico, South Africa, Spain, Taiwan and the United Kingdom. Worldwide, the Company has approximately $614 billion of life reinsurance in force, and assets of $6.2 billion. Metropolitan Life Insurance Company is the beneficial owner of approximately 59 percent of RGA's outstanding shares.

Contact:
     Reinsurance Group of America
     Jack B. Lay, 636/736-7439